Exhibit 10.1

POPE & TALBOT, INC.

NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

AND STOCK OWNERSHIP GUIDELINES

The Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Pope & Talbot, Inc. (including its subsidiaries, the “Company”) has recommended, and the Board has approved, this Non-Employee Director Compensation Policy and Stock Ownership Guidelines (this “Policy”). This Policy is effective as of January 1, 2005.

This document is in two parts. The first part sets forth a policy with respect to the compensation of non-employee members of the Board (“Outside Directors”). The second part sets forth guidelines with respect to Outside Directors’ ownership of the Company’s common stock.

I.	POLICY REGARDING COMPENSATION FOR SERVICE ON THE BOARD AND ITS COMMITTEES

As compensation for service on the Board and its committees, Outside Directors shall be entitled to the following fees:

1.	Annual Cash Retainer. On the date of each Annual Meeting of Shareholders, each Outside Director elected at or continuing to serve after that meeting shall receive $25,000 payable in cash as a retainer for service in the next one-year period.

2.	Annual Stock Retainer. On the date of each Annual Meeting of Shareholders, each Outside Director elected at or continuing to serve after that meeting shall receive, as an additional retainer for service in the next one-year period, an award of the number of shares of Company common stock determined by dividing $25,000 by the closing per share price of the Company’s common stock as quoted on the NYSE on the date of the meeting, rounded down to the nearest whole number of shares.

3.	Annual Presiding Director and Committee Chair Retainers. On the date of each Annual Meeting of Shareholders, the director selected to serve as the Presiding Director for the ensuing year shall receive $25,000 in cash as a retainer for service in that capacity during the next one-year period. On the date of each Annual Meeting of Shareholders, the director selected to serve as the Chair of the Audit Committee for the ensuing year shall receive $10,000 in cash as a retainer for service in that capacity during the next one-year period. On the date of each Annual Meeting of Shareholders, the director selected to serve as the Chair of any other Committee for the ensuing year shall receive $7,500 in cash as a retainer for service in that capacity during the next one-year period. If a director becomes a Presiding Director or Chair of any Committee on a date other than the date of an Annual Meeting of Shareholders, the new Presiding Director or Chair shall receive a fraction of the applicable cash retainer based on the number of whole or partial one-month periods remaining until the next Annual Meeting of Shareholders.

4.	Meeting Fees. Each Outside Director shall receive a fee of $1,500 for each Board meeting attended and a fee of $1,500 for each Committee meeting attended, either in person or by teleconference. Such fees shall be in addition to reimbursement for reasonable expenses incurred by the Outside Directors in connection with attendance and such meetings (e.g., airfare, lodging, etc.).

5.	New Directors. If a person becomes an Outside Director on a date other than the date of an Annual Meeting of Shareholders, the new Outside Director shall receive a fraction of the Annual Cash Retainer based on the number of whole or partial one-month periods remaining until the next Annual Meeting of Shareholders. A person who becomes an Outside Director on a date other than the date of an Annual Meeting of Shareholders shall receive a fraction of the Annual Stock Retainer based on the number of whole or partial one-month periods remaining until the next Annual Meeting of Shareholders with the number of shares issuable to such person being determined by reference to the closing per share price of the Company’s common stock as quoted on the NYSE on the date on which he or she becomes an Outside Director.

6.	Deferred Compensation Plan. Pursuant to the Company’s Non-Employee Directors Deferred Compensation Plan, Outside Directors may elect to defer, in whole or in part, receipt of the Annual Cash Retainer, the Annual Stock Retainer and Annual Committee Chair Retainers. All such deferred compensation, whether otherwise payable in cash or in stock, shall be credited under the plan to accounts denominated in shares of Company common stock (“Stock Accounts”), and all payouts of deferred compensation under the plan shall be in the form of Company common stock.

7.	Cash Retainers to Stock. As an additional means to achieve common stock ownership, an Outside Director may elect, by written notice to the Company prior to January 1 of any year, to receive in the form of Company common stock all or any portion of the Annual Cash Retainer and any Annual Committee Chair Retainer to be paid to him or her on the Annual Meeting date in that year, with the number of shares of Company common stock determined by dividing the dollar amount so elected by the closing per share price of the Company’s common stock as quoted on the NYSE on the date of the meeting, rounded down to the nearest whole number of shares.

II.	GUIDELINES REGARDING STOCK OWNERSHIP

The Board believes that Outside Directors will more effectively represent shareholders of the Company if the Outside Directors are themselves shareholders of the Company. Accordingly, the Board encourages Outside Directors to own shares of the Company’s common stock and believes that each Outside Director should own a minimum of 5,000 shares of the Company’s common stock (the “Ownership Goal”). Each Outside Director shall achieve the Ownership Goal within the following parameters:

1.

Time Period to Achieve Ownership Goal. Unless the Ownership Goal has been attained as of the effective date of this Policy (in which case it shall be maintained consistent with this Policy so long as a person serves on the Board), each Outside Director shall have five years from the effective date to attain the Ownership Goal. Any person who becomes an Outside Director after the effective date shall have five years from the date on which such person becomes an Outside Director to achieve the Ownership Goal.

2.	Shares Counted Towards Ownership Goal. For purposes of the Ownership Goal, an Outside Director is deemed to own any shares of Company common stock (i) held by the Outside Director (including shares received pursuant to this Policy), (ii) held by a trust of which the Outside Director is a trustee and primary beneficiary, and (iii) credited to the Outside Director’s Stock Account under the Non-Employee Directors Deferred Compensation Plan. Shares subject to unexercised options (whether or not vested) will not count towards the Ownership Goal.

III.	OTHER PROVISIONS

1.	The Committee has the full authority to administer this Policy, including authority to interpret and construe any provision of the Policy as the Committee may deem necessary. Decisions of the Committee shall be final and binding.

2.	The Committee has authority to obtain advice and assistance from internal or external legal, accounting or other advisors with respect to the administration of this Policy.

Adopted: December 14, 2004

Amended: May 11, 2006; September 29, 2006